Exhibit (h)(25)

TIAA-CREF FUNDS/NUVEEN FUND ADVISORS, LLC
RETIREMENT CLASS SERVICE AGREEMENT

THIS SERVICE AGREEMENT (this “Agreement”) is made as of August 1, 2026, by and between TIAA-CREF Funds (the “Trust”), a Delaware statutory trust, and Nuveen Fund Advisors, LLC (“Advisors”), a Delaware limited liability company.

RECITALS

1. The Trust is registered as a diversified, open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of certain existing investment portfolios that offer Retirement Class shares, and which may offer additional investment portfolios in the future (each, a “Fund,” together, the “Funds”);

2. The Trust desires to retain Advisors to provide or to arrange for the provision of a variety of administrative and shareholder services to the Retirement Class shares of the Funds other than Retirement Class shares held by or through Teachers Insurance and Annuity Association by its clients (the “Covered Shares”) on the terms and conditions set forth in this Agreement.

3. Advisors is willing to provide or to arrange for the provision of such administrative and shareholder services for the Covered Shares in the manner and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Trust and Advisors hereby agree as follows:

1. Duties of Advisors.

(a) Generally.

(i) The Trust hereby engages Advisors to provide, or to arrange for the provision of, directly or through third parties, administrative and shareholder services for the Covered Shares; and to provide or to arrange for the provision of such services subject to the supervision of the board of trustees of the Trust (the “Board”), for the period and on the terms and conditions set forth in this Agreement. Advisors hereby accepts such engagement and agrees during such period, at its own expense, to provide or to arrange for the provision of such services and to assume the obligations set forth in this Agreement for the compensation provided for herein.

(ii) Subject to the provisions of the 1940 Act, Advisors may retain any affiliated or unaffiliated parties including, but not limited to, sub-transfer agents, administrators, and shareholder service agents, to perform any or all of the services set forth in this Agreement (any such party is hereafter referred to as a “Service Provider”). Advisors shall provide the Trust with reasonable notice of its intention to retain each such Service Provider.

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(iii) Advisors and each Service Provider shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or a Fund in any way or otherwise be deemed an agent of the Trust or a Fund.

(iv) Advisors and each Service Provider shall be subject to: (1) the restrictions of the Declaration of Trust and Bylaws, if any, of the Trust, as amended from time to time; (2) the provisions of the 1940 Act; (3) the statements relating to the Funds’ investment objectives, investment policies and investment restrictions as set forth in the currently effective (and as amended from time to time) registration statement of the Trust (the “registration statement”) under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act; and (4) any applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) General Services. Advisors shall provide or arrange for the provision of all administrative and shareholder services necessary for the operation of the Covered Shares. Advisors may contract with qualified third parties for the provision of any of the services necessary for the Covered Shares of the Funds as described herein. Where Advisors engages such Service Providers, Advisors shall also, on behalf of the Trust, coordinate the activities of such Service Providers, as well as other agents and such other persons in any such other capacity deemed to be necessary or desirable. Advisors shall make reports to the Board of its performance hereunder and shall furnish advice and recommendations with respect to such other aspects of the operations of the Covered Shares as the Board or Advisors shall consider desirable.

2. Charges and Expenses. During the term of this Agreement, Advisors will pay all expenses incurred by it in connection with its activities under this Agreement.

3. Compensation of Advisors.

(a) For the services rendered, the facilities furnished and expenses assumed by Advisors, the Trust shall pay to Advisors at the end of each calendar month a fee for each Fund offering Covered Shares calculated as a percentage of the daily net assets of the Fund attributable to such Covered Shares at the annual rate of 0.25%. Advisors’ fee is accrued daily at 1/365th of this annual rate. For the purpose of the fee accrual, the daily net assets of each Fund are determined in the manner and at the times set forth in the Declaration of Trust or the current registration statement of the Trust and, on days on which the net assets are not so determined, the net asset value on the immediately preceding day on which the net assets were determined will be used.

(b) In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within fifteen (15) business days of the date of termination.

(c) The fee may include part or all of the expense of any shareholder service plan adopted by the Trust that is attributable to Covered Shares.

4. Limitation of Liability

(a) Advisors shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in its provision of services to the Trust, except (a) for willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder, and (b) to the extent specified in section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation.

(b) This Agreement is executed by the Trustees of the Trust, not individually, but rather in their capacity as trustees under the Declaration of Trust made April 15, 1999, as amended. Advisors is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust or each Fund pursuant to this Agreement shall be limited in all cases to the Trust or that particular Fund and its assets that are attributable to Covered Shares. Advisor agrees that it shall not seek satisfaction of any such obligation from the shareholders of the Trust, nor from the trustees, officers, employees or agents of the Trust.

5. Books and Records.

(a) Advisors hereby undertakes and agrees to maintain, any and all records relating to the services it provides for the Covered Shares of each Fund that are required under the 1940 Act or other applicable law, in the form and for the period required by such laws.

(b) Advisors agrees that all books and records which it or any other Service Provider maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such books, records or information upon the Trust’s request. All such books and records shall be made available, within five business days of a written request, to the Trust’s accountants or auditors during regular business hours at Advisors’ offices. The Trust or its authorized representative shall have the right to copy any records in the possession of Advisors or a Service Provider that pertain to the Trust. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to the Trust free from any claim or assertion of rights by Advisors.

(c) Advisors further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities. This provision will not preclude Advisors from using or sharing information obtained under this Agreement (i) to enable it or its affiliates to carry out duties under any other agreements Advisors or its affiliates have with the Funds or (ii) in accordance with the Funds’ Privacy Policy.

6. Duration and Termination of this Agreement.

(a) This Agreement shall not become effective unless and until it is approved by the Board of the Trust. This Agreement shall come into full force and effect on the date on the date above first written, provided that it shall not become effective as to any subsequently authorized Retirement Class shares of an existing Fund or Retirement Class shares of a new Fund until it has been specifically approved by the Board.

(b) This Agreement may be terminated at any time as to any Fund or to all Funds, without the payment of any penalty, by the Board of the Trust or by Advisors, on sixty (60) days’ written notice to the other party. If this Agreement is terminated only with respect to one or more, but less than all, of the Funds, the Agreement shall remain in effect with respect to the remaining Fund(s). This Agreement will be terminated immediately upon: (1) any termination of the existing investment management agreement(s) between the Trust and Advisors (or an affiliated successor entity) with respect to the Funds, unless both the Trust and Advisors agree to the Agreement’s continuation in writing, or (2) the mutual written consent of Advisors and the Fund. This Agreement will automatically and immediately terminate in the event of its assignment.

7. Amendments of this Agreement. This Agreement may be amended as to each Fund by the parties only if such amendment is specifically approved by Advisors and the Board of the Trust and is memorialized in writing by each party.

8. Rule 22c-2 Compliance. In compliance with Rule 22c-2 under the 1940 Act, upon request by the Fund, Advisors agrees to: (1) provide promptly the Taxpayer Identification Number of all shareholders that purchased, redeemed, transferred, or exchanged Covered Shares held through an account with Advisors or a Service Provider; and (2) execute any instructions from the Trust to restrict or prohibit further purchases or exchanges of Covered Shares by a shareholder who has been identified by the Trust as having engaged in transactions of Covered Shares (directly or indirectly through Advisors’ accounts) that violate policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Trust.

9. Rule 38a-1 Compliance.

(a) Advisors has provided the Trust with its written compliance policies and procedures as required by Rule 38a-1 under the 1940 Act (“Rule 38a-1 policies and procedures”) for approval by the Board. Advisors’ Rule 38a-1 policies and procedures shall be reasonably designed to prevent, detect, and correct any material violations by the Trust or Advisors of the federal securities laws as defined in Rule 38a-1, and which include the 1933 Act, the Securities and Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (relating to privacy regulation), any SEC rules adopted under any of these statutes, the Bank Secrecy Act as it applies to registered investment company operations (anti-money laundering), and any rules adopted thereunder by the SEC or the Department of the Treasury (“Federal Securities Laws”).

(b) Advisors will promptly provide the Trust’s Chief Compliance Officer with any material changes that have been made to Advisors’ Rule 38a-1 policies and procedures.

(c) Advisors agrees to cooperate with the Trust in the annual review of Advisors’ Rule 38a-1 policies and procedures conducted by the Chief Compliance Officer of the Trust to determine the adequacy of Advisors’ Rule 38a-1 policies and procedures and the effectiveness of their implementation. Advisors also agrees to cooperate with the Trust in any interim reviews of Advisors’ Rule 38a-1 policies and procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments. Such cooperation includes, without limitation, furnishing such certifications, subcertifications, and documentation as the Trust’s Chief Compliance Officer shall reasonably request from time to time and implementing changes to Advisors’ Rule 38a-1 policies and procedures satisfactory to the Trust’s Chief Compliance Officer.

(d) Advisors will provide the Trust with ongoing, direct, and immediate access to Advisors’ compliance personnel and shall cooperate with the Trust’s Chief Compliance Officer in carrying out the Trust’s obligations under Rule 38a-1 to oversee the compliance program of Advisors.

(e) Advisors will promptly notify the Trust in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to Advisors’ Rule 38a-1 policies and procedures and will cooperate with the Trust in providing the Trust with periodic and special reports in the event any Material Compliance Matter occurs. A “Material Compliance Matter” has the same meaning as the term defined in Rule 38a-1, and includes any compliance matters that involves: (1) a violation of the Federal Securities Laws by Advisors (or its officers, directors, employees, or agents); (2) a violation of Advisors’ Rule 38a-1 policies and procedures; or (3) a weakness in the design or implementation of Advisors’ Rule 38a-1 policies and procedures.

(f) Advisors (and anyone acting under the direction of Advisors) will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Trust’s Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

10. Definitions of Certain Terms. The terms “affiliated person,” “interested person,” and “assignment,” when used in this Agreement, shall have the respective meanings specified in the 1940 Act.

11. Governing Law. This Agreement shall be construed in accordance with laws of the State of New York, and applicable provisions of the 1940 Act.

12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument.

14. Notices. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or mailed first class, postage prepaid, addressed as follows:

(a)	If to the Trust -

TIAA-CREF Funds 730 Third Avenue New York, New York 10017-3206 Attention: Nuveen Legal Department

(b)	If to Advisors -

Nuveen Fund Advisors, LLC 333 West Wacker Drive Chicago, IL 60606 Attention: President

in each case with a copy to such other address as the Trust or Advisors shall designate by written notice to the other.

15. Miscellaneous. Captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the Trust and Advisors have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first above written.

TIAA-CREF FUNDS

/s/Marc Cardella

By: Marc Cardella

Title: Vice President and Controller

NUVEEN FUND ADVISORS, LLC

/s/Jeremy Franklin

By: Jeremy Franklin

Title: Managing Director and Assistant Secretary